[LOGO] NAC

                          ISO 9001 Registered Company

March 19, 1998

Mr. T. H. Thomason, V.P.
Small Aircraft Engines
Allison Engine Company
P.O. Box 420
Indianapolis, IN 46205

RE: Allison Model 250 Authorized Maintenance Centers Agreement

Dear Tommy,

Thank you for your letter of March 5, 1998 concerning potential changes in the 250 Authorized Maintenance Centers (AMC's) Agreement.

We have been looking forward to the changes that Allison plans to make and firmly believe that it will be possible to make improvements to Allison's status in the after market if the new AMC agreement is carefully redesigned. The NAC management team has provided suggestions to Allison - that are in the best interest of the AMC's, Allison and customers.

Your letter discusses a couple of interim changes, including increasing the required ownership to 51% in branches and the reduction of insurance to $50M. Please note that NAC's current branch networks, where NAC owns less than 51%, were negotiated for in the current agreement in its entirety.

Until the new agreement is approved, we will continue to work under the current AMC agreement. To insure that there is no legal technicality in the renewal of our 3-year option, we have included our check in the amount of $1.00 as called for in the agreement.

I look forward to meeting with you at your earliest convenience and discussing the new AMC agreement.

Best wishes,


/s/ Fredrik Groth
Fredrik Groth

Vice President, Light Turbine Program

cc: Raj Sharma

National Airmotive Corporation o 7200 Earhart Road, Oakland, California 94621-4504 o Tel 510.562.7426